Heaton & Company, PLLC

240 North East Promontory, Suite 200

Farmington, Utah 84025

Kristofer Heaton, CPA William R. Denney, CPA 240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kokicare, Inc.

26716 Via Colina

StevensonSofia, Bulgaria, 1000

We hereby consent to the incorporation of our report dated September 28, 2015, with respect to the financial statements of Kokicare, Inc. for the period from April 24, 2015 (inception) through June 30, 2015, the Registration Statement of Kokicare, Inc. on Form S-1/A Amendment No. 2 to be filed on or about January 5, 2015.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC

Farmington, Utah

January 5, 2016